EXHIBIT NO.       DESCRIPTION


3.3                        Articles of Amendment                        12/24/97


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              SAY YES FOODS, INC..

On the 15th day of December , 1997, pursuant to Nevada Revised Statutes 78.320, and other applicable NRS, whereas, an action of shareholders and consent for such actions may be taken without a regularly called meeting, wherein stockholders holding at least a majority of the voting power are necessary to constitute a quorum for the transaction of business, and any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if written consent thereto is signed by stockholders holding at least a majority of the voting power, pursuant to said provisions of Nevada Revised Statutes.

Whereas, there are 19,598,659 Common shares validly issued and outstanding entitled to one vote each per outstanding share, and Whereas, there are 510,000 Preferred shares, titled Series A-1 shares having 100:1 voting rights over that of common, thereafter, 510,000 Preferred Series A-1 shares were voted representing 100 votes per outstanding share or 100 %, were voted in the affirmative representing majority, and there were -0- shares Against, to authorize the Board of Directors of Say Yes Foods, Inc., to amend paragraph 1 of the FOURTH Article of the Articles of Incorporation as to Capital Stock, Classes and Number of Shares, as follows:

                              FOURTH: Capital Stock

1. Classes and Number of Shares. The Corporation shall have authority to issue an aggregate of 52,510,000 shares shall be preferred stock, par value $0.001 (the "Preferred Stock"), and 50,000 shares shall be common stock, par value $0.001 (the "Common Stock").




         Executed this 16th Day of December , 1997.



                                                              Secretary

I, Charles Thomas , President of Say Yes Foods, Inc., do hereby swear and affirm that the Articles of Amendment to the Articles of Incorporation as stated above are true and correct as signed and executed by the Secretary on behalf of the corporation.

Dated this 16th day of December , 1997.



                                                              President

State of   Nevada        )
                           :ss
County of   Clark        )

The undersigned Notary Public certifies, deposes, and states that Chris Rousselle , and Charles Thomas , personally appeared before me and executed the foregoing respectively as Secretary and President, on behalf of the corporation this 16th day of December , 1997.

[SEAL]


                                                              Notary Public